Exhibit 99.1

Cognex Reports Record First Quarter Results for Revenue, Net Income and Earnings Per Share

NATICK, Mass.--(BUSINESS WIRE)--May 1, 2017--Cognex Corporation (NASDAQ: CGNX) today announced that the company set new first quarter records for revenue, net income and earnings per share in the first quarter of 2017. In Table 1 below, selected financial data for the quarter ended April 2, 2017 is compared to the first and fourth quarters of 2016. A reconciliation of certain financial measures from GAAP to non-GAAP is shown in Exhibit 2 of this news release.

Table 1
(Dollars in thousands, except per share amounts)

	Revenue	Net Income	Net Income per Diluted Share
Quarterly Comparisons
Current quarter: Q1-17	$134,942	$45,655	$0.51
Prior year’s quarter: Q1-16	$96,205	$14,885	$0.17
Change from Q1-16 to Q1-17	40%	207%	200%
Prior quarter: Q4-16	$129,322	$38,253	$0.43
Change from Q4-16 to Q1-17	4%	19%	19%

“I am thrilled with the results that we reported tonight for the first quarter of 2017,” said Dr. Robert J. Shillman, Chairman of Cognex. “Generally, we see a dip in revenue from Q4 to Q1, but this year revenue increased significantly over both Q4 and Q1 of 2016. And the substantial leverage that incremental revenue has on our profitability drove net income and earnings per share to a record first quarter level.”

“I am delighted with our team’s strong performance in the first quarter,” said Robert J. Willett, Chief Executive Officer of Cognex. “The year started on an outstanding note. We made significant progress expanding our position with large customers in consumer electronics and logistics. And, our outlook for the broad factory automation market continued to improve as the quarter progressed. Our customers appear confident in their business prospects, and we believe they are eager to invest in Cognex machine vision and ID because of the benefits that these products bring to their companies.”

Details of the Quarter

Statement of Operations Highlights – First Quarter of 2017

  Revenue for Q1 2017 grew 40% from Q1 2016 and 4% from Q4 2016. Revenue grew year-on-year in all major geographic regions, led by China and the rest of Asia. From an industry perspective, the largest contributions came from consumer electronics and automotive. On a sequential basis, growth came from the consumer electronics industry in Asia.
  Gross margin was 79% for both Q1 2017 and Q4 2016, and 78% for Q1 2016. Gross margin increased year-on-year due to cost efficiencies related to higher sales volume.
  Research, Development & Engineering (RD&E) expenses increased 11% from Q1 2016 and 17% from Q4 2016. RD&E increased year-on-year due to higher employee-related costs, including the addition of new engineering personnel from the company’s acquisitions in 2016. On a sequential basis, RD&E increased due to support of potential high-volume opportunities and higher stock option expense.
  Selling, General & Administrative (SG&A) expenses increased 21% from Q1 2016 and 8% from Q4 2016. SG&A increased year-on-year due to investments in the sales organization, higher commissions and travel, and a higher bonus accrual. SG&A increased on a sequential basis due to higher employee-related costs. Partially offsetting the sequential increase was lower spending on sales demonstration equipment.
  Investment and other income was $2,282,000 in Q1 2017, $1,344,000 in Q1 2016 and $2,476,000 in Q4 2016. The increase year-on-year was due to higher yields and a higher average invested balance. The decrease on a sequential basis was due to an investment gain in Q4 that did not repeat in Q1.
  The effective tax rate was (16%) in Q1 2017, 15% in Q1 2016 and 11% in Q4 2016. Excluding discrete tax items, the rate was 18% in all periods presented (tax adjustments are summarized in Exhibit 2). Notably, Q1 2017 included a discrete tax benefit of $13 million ($0.15 per share) related to employee stock options exercised during the quarter.

Balance Sheet Highlights – April 2, 2017

  Cognex’s financial position as of April 2, 2017, was very strong, with $781 million in cash and investments and no debt. Cash and investments increased by $36 million from the end of 2016, the net result of $48 million in cash generated from operations and $29 million in cash received from the exercise of employee stock options, offset by $6 million in dividends paid to shareholders and $30 million spent to repurchase 380,000 shares of Cognex’s common stock. Cognex intends to continue to repurchase shares of its common stock in Q2 2017, subject to market conditions and other relevant factors.
  Inventories increased by $5.6 million, or 21%, from the end of 2016 to support expected growth in 2017.

Financial Outlook – Q2 2017

  Cognex expects revenue for Q2 2017 to be between $165 million and $170 million. The company expects to report growth year-on-year in Q2 despite a lower contribution from consumer electronics, where larger orders are expected to turn to revenue later in the year. Last year, large consumer electronics orders were more evenly split between Q2 and Q3.
  Gross margin is expected to be in the mid-to-high 70% range.
  Operating expenses are expected to increase by up to 10% on a sequential basis due to continued investments in growth activities and costs associated with recent acquisitions.
  The effective tax rate is expected to be 18% before discrete tax items.

Non-GAAP Financial Measures

  Exhibit 2 of this news release includes a reconciliation of certain financial measures from GAAP to non-GAAP. Cognex believes these non-GAAP financial measures are helpful because they allow investors to more accurately compare Cognex results over multiple periods using the same methodology that management employs in its budgeting process and in its review of Cognex’s operating results. In particular, non-GAAP presentations exclude the following: (1) stock option expense for the purpose of calculating non-GAAP adjusted operating income, net income and earnings per share (because these expenses have no current effect on cash or the future uses of cash, and they fluctuate as a result of changes in Cognex’s stock price), and (2) certain one-time discrete events, such as tax adjustments. Cognex does not intend for non-GAAP financial measures to be considered in isolation, or as a substitute for financial information provided in accordance with GAAP.
  The tax effect of items identified in the reconciliation is estimated by applying the effective tax rate to the pre-tax amount. However, if a specific tax rate or tax treatment is required because of the nature of the item and/or the tax jurisdiction where the item was recorded, the tax effect is estimated by applying the relevant specific tax rate or tax treatment, rather than the effective tax rate.

Analyst Conference Call and Simultaneous Webcast

  Cognex will host a conference call today at 5:00 p.m. Eastern Time (ET). The telephone number is (888) 615-2024 (or (734) 385-2520 if outside the United States). A replay will begin at 8:00 p.m. ET today and will be available until 11:59 p.m. ET on Thursday, May 4, 2017. The telephone number for the replay is (855) 859-2056 (or (404) 537-3406 if outside the United States). The access code for both the live call and the replay is 63207017.
  Internet users can listen to a real-time audio broadcast of the conference call or an archived recording on the Cognex Investor Relations website: http://www.cognex.com/Investor.

About Cognex Corporation

Cognex Corporation designs, develops, manufactures and markets a range of products, all of which incorporate sophisticated machine vision technology that gives them the ability to “see.” Cognex products include barcode readers, machine vision sensors and machine vision systems that are used in factories, warehouses and distribution centers around the world to guide, gauge, inspect, identify and assure the quality of items during the manufacturing and distribution process. Cognex is the world's leader in the machine vision industry, having shipped more than 1.5 million vision-based products, representing over $5 billion in cumulative revenue, since the company's founding in 1981. Headquartered in Natick, Massachusetts, USA, Cognex has regional offices and distributors located throughout the Americas, Europe and Asia. For details visit Cognex online at http://www.cognex.com.

Certain statements made in this news release, which do not relate solely to historical matters, are forward-looking statements. These statements can be identified by use of the words “expects,” “anticipates,” “estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall,” “could,” “should,” and similar words and other statements of a similar sense. These forward-looking statements, which include statements regarding business and market trends, future financial performance, customer order rates, the timing of revenue recognition, expected areas of growth, emerging markets, future product mix, research and development activities, further stock repurchases, investments, and strategic plans, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) the loss of a large customer; (2) current and future conditions in the global economy; (3) the reliance on revenue from the consumer electronics or automotive industries; (4) the inability to penetrate new markets; (5) the inability to achieve significant international revenue; (6) fluctuations in foreign currency exchange rates and the use of derivative instruments; (7) information security breaches or business system disruptions; (8) the inability to attract and retain skilled employees; (9) the reliance upon key suppliers to manufacture and deliver critical components for our products; (10) the failure to effectively manage product transitions or accurately forecast customer demand; (11) the inability to design and manufacture high-quality products; (12) the technological obsolescence of current products and the inability to develop new products; (13) the failure to properly manage the distribution of products and services; (14) the inability to protect our proprietary technology and intellectual property; (15) our involvement in time-consuming and costly litigation; (16) the impact of competitive pressures; (17) the challenges in integrating and achieving expected results from acquired businesses; (18) potential impairment charges with respect to our investments or for acquired intangible assets or goodwill; (19) exposure to additional tax liabilities; and (20) the other risks detailed in Cognex reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2016. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. Cognex disclaims any obligation to update forward-looking statements after the date of such statements.

Exhibit 1
COGNEX CORPORATION
Statements of Operations
(Unaudited)
Dollars in thousands, except per share amounts

	Three-months Ended
	April 2, 2017	December 31, 2016	April 3, 2016

Revenue	$134,942	$129,322	$96,205
Cost of revenue (1)	28,225	26,660	20,968
Gross margin	106,717	102,662	75,237
Percentage of revenue	79%	79%	78%
Research, development, and engineering expenses (1)	22,770	19,440	20,555
Percentage of revenue	17%	15%	21%
Selling, general, and administrative expenses (1)	46,521	42,985	38,338
Percentage of revenue	34%	33%	40%
Operating income	37,426	40,237	16,344
Percentage of revenue	28%	31%	17%
Foreign currency gain (loss)	(263)	478	(100)
Investment and other income	2,282	2,476	1,344
Income before income tax expense	39,445	43,191	17,588
Income tax expense (benefit)	(6,210)	4,938	2,703
Net income	$45,655	$38,253	$14,885
Percentage of revenue	34%	30%	15%

Net income per weighted-average common and common-equivalent share:
Basic	$0.53	$0.45	$0.18
Diluted	$0.51	$0.43	$0.17

Weighted-average common and common-equivalent shares outstanding:
Basic	86,323	85,861	84,943
Diluted	89,177	88,251	86,541

Cash dividends per common share	$0.075	$0.075	$0.070
Cash and investments per common share	$9.02	$8.67	$7.64
Book value per common share	$11.67	$11.20	$10.00

(1) Amounts include stock option expense, as follows:
Cost of revenue	$430	$257	$293
Research, development, and engineering	2,610	1,329	2,179
Selling, general, and administrative	4,443	3,089	4,332
Total stock option expense	$7,483	$4,675	$6,804

Exhibit 2
COGNEX CORPORATION
Reconciliation of Selected Items from GAAP to Non-GAAP
(Unaudited)
Dollars in thousands

	Three-months Ended
	April 2, 2017	December 31, 2016	April 3, 2016
Adjustment for stock option expense and tax benefit for stock option exercises
Operating income (GAAP)	$37,426	$40,237	$16,344
Stock option expense	7,483	4,675	6,804
Operating income (Non-GAAP)	$44,909	$44,912	$23,148
Percentage of revenue (Non-GAAP)	33%	35%	24%

Net income (GAAP)	$45,655	$38,253	$14,885
Stock option expense	7,483	4,675	6,804
Tax effect on stock option expense	(2,439)	(1,540)	(2,228)
Discrete tax benefit related to employee stock option exercises	(13,167)	(4,643)	(463)
Net income (Non-GAAP)	$37,532	$36,745	$18,998
Percentage of revenue (Non-GAAP)	28%	28%	20%

Net income per diluted weighted-average common and common-equivalent share (GAAP)	$0.51	$0.43	$0.17
Share impact of non-GAAP adjustments identified above	(0.09)	(0.01)	0.05
Net income per diluted weighted-average common and common-equivalent share (Non-GAAP)	$0.42	$0.42	$0.22

Diluted weighted-average common and common-equivalent shares outstanding (GAAP)	89,177	88,251	86,541

Exclusion of tax adjustments
Income before income tax expense (GAAP)	$39,445	$43,191	$17,588

Income tax expense (benefit) (GAAP)	$(6,210)	$4,938	$2,703
Effective tax rate (GAAP)	(16)%	11%	15%

Tax adjustments:
Discrete tax benefit related to employee stock option exercises	(13,167)	(4,643)	(463)
Other discrete tax events	(143)	1,807	—
Income tax expense excluding tax adjustments (Non-GAAP)	$7,100	$7,774	$3,166
Effective tax rate (Non-GAAP)	18%	18%	18%

Net income excluding tax adjustments (Non-GAAP)	$32,345	$35,417	$14,422
Percentage of revenue (Non-GAAP)	24%	27%	15%

Net income per diluted weighted-average common and common-equivalent share (GAAP)	$0.51	$0.43	$0.17
Share impact of non-GAAP adjustments identified above	(0.15)	(0.03)	—
Net income per diluted weighted-average common and common-equivalent share (Non-GAAP)	$0.36	$0.40	$0.17

Diluted weighted-average common and common-equivalent shares outstanding (GAAP)	89,177	88,251	86,541

Exhibit 3
COGNEX CORPORATION
Balance Sheets
(Unaudited)
Dollars in thousands

	April 2, 2017	December 31, 2016
Assets
Cash and investments	$781,305	$745,170
Accounts receivable	58,236	55,438
Unbilled revenue	1,289	2,217
Inventories	32,615	26,984
Property, plant, and equipment	57,255	53,992
Goodwill and intangible assets	102,720	103,592
Other assets	62,824	51,211

Total assets	$1,096,244	$1,038,604

Liabilities and Shareholders' Equity
Accounts payable and accrued liabilities	$56,019	$52,369
Deferred revenue and customer deposits	13,801	8,211
Income taxes	11,337	10,554
Other liabilities	3,875	4,871
Shareholders' equity	1,011,212	962,599

Total liabilities and shareholders' equity	$1,096,244	$1,038,604

Exhibit 4
COGNEX CORPORATION
Additional Information Schedule
(Unaudited)
Dollars in thousands

	Three-months Ended
	April 2, 2017	December 31, 2016	April 3, 2016

Revenue	$134,942	$129,322	$96,205

Revenue by geography:
Europe	31%	38%	35%
Americas	31%	32%	38%
Greater China	16%	12%	13%
Other Asia	22%	18%	14%
Total	100%	100%	100%

Revenue by market:
Factory automation	95%	96%	94%
Semiconductor and electronics capital equipment	5%	4%	6%
Total	100%	100%	100%

CONTACT:
Cognex Corporation
Susan Conway, 508-650-3353
Senior Director of Investor Relations
susan.conway@cognex.com